Exhibit 99.1

SINA Reports Second Quarter 2003 Financial Results –
Company Reports Revenue Growth of 203% to $26 million

Shanghai, China— (BUSINESS WIRE)—July 23, 2003—SINA Corporation (Nasdaq:SINA), a leading online media company and value-added information service provider for China and for global Chinese communities, today announced its financial results for the second quarter ended June 30, 2003:

•	US GAAP net income for the quarter grew to $7.1 million; or $0.14 per diluted share

•	Net revenues for the quarter grew by 203% year-over-year and by 43% quarter-over-quarter to a record $26.0 million

•	Advertising revenues for the quarter grew by 63% year-over-year and by 30% quarter-over-quarter to $9.5 million and accounted for 37% of the total revenues

•	Non-advertising revenues for the quarter grew by 504% year-over-year and by 52% quarter-over-quarter to $16.5 million and accounted for 63% of the total revenues

“We’re extremely proud of our second quarter results,” said Wang Yan, CEO of SINA. “SINA accelerated its growth momentum. By leveraging our strong brand and strategically targeting growth opportunities, we more than doubled our net income from a quarter ago, despite the effect of SARS. We have proven ourselves again to be the leading Chinese online media company with a balanced and sustainable business model.”

Financial Results
For the quarter ended June 30, 2003, SINA reported record net revenues of $26.0 million, an increase of 43% from the previous quarter and an increase of 203% from the same period in 2002.

Advertising revenues totaled $9.5 million for the quarter, representing a 30% increase over $7.3 million reported in the previous quarter and a 63% increase over $5.8 million reported in the same period in 2002.

Non-advertising revenues totaled $16.5 million for the quarter, a 52% increase over $10.8 million reported in the previous quarter and a 504% increase over $2.7 million reported in the same period in 2002. Non-advertising revenues accounted for 63% of the total net revenues for the quarter, compared to 60% for the previous quarter and 32% for the same period in 2002. The increase in non-advertising revenues was primarily driven by the growth in mobile short messaging services.

“The tremendous growth in both our advertising and non-advertising revenues spoke to our focus on a balanced growth approach across all of our revenue contributors, “said, Hurst Lin, Chief Operating Officer of SINA. “Moving forward, we aim to continue to maintain this balance through diversified revenue streams.”

The gross margin for the quarter was a record high of 69%, up from 66% reported in the previous quarter and 59% reported in the same period in 2002.

Operating expenses for the quarter totaled $11.1 million, an increase of 27% over $8.7 million reported in the previous quarter and of 55% over $7.2 million reported in the same period in 2002. The increase in operating expenses from the previous quarter was largely due to the one-time charges relating to the write-off of $0.9 million intangible assets associated with the acquisition of Shanghai Techur Technology Development Co. Ltd. and a $0.6 million severance benefit to the Company’s departed CEO.

Net income for the quarter totaled $7.1 million, representing an improvement of 111% from a net income of $3.4 million for the previous quarter. For the same period in 2002, the Company recorded a net loss of $1.9 million. Diluted net income per share was $0.14 for the quarter, compared to diluted net income per share of $0.07 for the previous quarter and diluted net loss per share of $0.04 for the same period in 2002.

Excluding the amortization of intangible assets, non-cash charges for stock based compensation, and one-time charges relating to intangible assets write-offs and severance benefit, on a pro forma basis, net income for the quarter totaled $9.2 million, compared to a net income of $4.1 million for the previous quarter and a net loss of $1.4 million for the same period in 2002. Diluted net income per share, on a pro forma basis, was $0.18 for the quarter, compared to diluted net income per share of $0.08 for the previous quarter and diluted net loss per share of $0.03 for the same period in 2002.

As of June 30, 2003, SINA’s cash, cash equivalents and investments in marketable securities totaled $96.9 million, an increase of $7.2 million from three months ago. During the quarter, the company paid approximately $1.3 million for the second cash payment of MemeStar acquisition and prepaid approximately $1.3 million for a five-year operating lease relating to a new facility in Beijing. Cash flow from operating activities for the quarter was $9.0 million, compared to $3.8 million for the previous quarter. Capital equipment expenditure for the quarter was about $2.1 million. The Company received $97.5 million net proceeds from convertible bond offering in July 2003.

“This quarter, SINA truly demonstrated the scalability of its businesses. While we have increased revenues by 43% quarter-over-quarter, we kept our operating expense increase to just 13% excluding no-cash and non-recurring charges, and as a result, our net profit has more than doubled,” said Charles Chao, Chief Financial Officer of SINA. “Furthermore, with the successful completion of the first and the largest double-zero convertible bond offering for a China based technology company, SINA now has approximately $195 million cash on hand, thereby offering us maximum flexibility in our future strategic expansions.”

Business Outlook
The Company estimates that its total revenues for Q3 2003 to be between $28.5 million and $29.3 million, with advertising revenues between $10.5 million and $10.8 million and non-advertising revenues between $18.0 million and $18.5 million. US GAAP EPS on a fully diluted basis is expected to be $0.16 to $0.18. For the second half of 2003, the Company expects its effective income tax rate to be between 5% to 7%.

NON-GAAP Measures
To supplement our consolidated financial statements presented in accordance with GAAP, SINA uses non-GAAP measures of gross profit, operating income, net income and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that are not expected to result in future cash payments, gains and losses that are non-recurring in nature or may not be indicative of our core operating results. In addition, because we have historically reported certain non-GAAP results to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for or superior to GAAP results. Consistent with our historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

Conference Call
SINA will host a conference call at 8:30 p.m. Eastern Time today to present an overview of the Company’s financial performance and business operations for the second quarter. The dial-in number for the call is 617/786-2962. The pass code is 94804360. A live Webcast of the call will be available from 8:30 p.m. – 9:30 p.m. ET on Wednesday, July 23, 2003 (8:30 a.m. – 9:30 a.m. Hong Kong Time on July 24, 2003). The call can be accessed through the Company’s corporate web site at http://corp.sina.com. A replay of the conference call will be available for forty-eight hours after the conclusion of the conference call. The dial-in number is 617/801-6888. The pass code for the replay is 10960335.

About SINA
SINA Corporation (FKA: SINA.com) (Nasdaq:SINA) is a leading online media company and value-added information service (“VAS”) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA operates three major business lines including SINA.com (online media and entertainment service), SINA Online (consumer fee-based online and wireless VAS) and SINA.net (small and medium-sized enterprises VAS), providing an array of services including online portals, premium email, wireless short messaging, virtual ISP, search, classified information, online games, e-commerce, e-learning and enterprise e-solutions.

Safe Harbor Statement

This announcement contains forward-looking statements concerning SINA’s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as SINA’s strategic and operational plans. SINA may also make written or oral forward-looking statements in our periodic reports to the Securities and

Exchange commission on forms 10-K, 10-Q, 8-K, etc., in its annual report to shareholders, in its proxy statements, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA’s historical losses, its limited operating history, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on wireless short messaging service and online advertising sales for a majority of its revenues, the Company’s reliance on mobile operators in China to provide wireless short messaging service, any failure to successfully develop and introduce new products and any failure to successfully integrate acquired businesses. Further information regarding these and other risks is included in SINA’s Annual Report on Form 10-K for the period ended December 31, 2002 and its recent reports on Form 10-Q as well as in its other filings with the Securities and Exchange Commission.

Contact:
Chen Fu
Investor Relations
SINA Corporation
Phone: 8621-62895678 x 6089
E-mail: fuchen@staff.sina.com
Denise Roche
The Ruth Group
Phone: (646) 536-7008
Email: droche@theruthgroup.com

SINA CORPORATION
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended			Six months ended

	June 30,		March 31,	June 30,

	2003	2002	2003	2003	2002

Net revenues
Advertising	$9,495	$5,833	$7,298	$16,793	$10,834
Non-Advertising	16,492	2,730	10,816	27,308	4,844

	25,987	8,563	18,114	44,101	15,678

Cost of revenues
Advertising	3,239	2,690	2,826	6,065	5,443
Non-Advertising	4,855	830	3,267	8,122	1,464
Stock-based compensation	12	29	14	26	60

	8,106	3,549	6,107	14,213	6,967

Gross profit	17,881	5,014	12,007	29,888	8,711

Operating expenses
Sales and marketing	5,086	2,890	4,454	9,540	5,962
Product development	1,407	1,587	1,421	2,828	3,161
General and administrative	3,091	2,233	2,116	5,207	4,416
Stock-based compensation	198	473	230	428	993
Amortization of intangibles	414	—	505	919	1,687
Write-off of intangibles	903	—	—	903	—

	11,099	7,183	8,726	19,825	16,219

Income (loss) from operations	6,782	(2,169)	3,281	10,063	(7,508)
Other income, net	655	717	401	1,056	1,785
Loss on equity investment	(316)	(442)	(306)	(622)	(142)

Net income (loss)	$7,121	$(1,894)	$3,376	$10,497	$(5,865)

Shares used in computing basic net income (loss) per share	47,661	45,579	46,774	47,217	45,534
Basic net income (loss) per share	0.15	(0.04)	0.07	0.22	(0.13)
Shares used in computing basic and diluted net income (loss) per share	51,971	45,579	50,844	51,529	45,534
Diluted net income (loss) per share	$0.14	$(0.04)	$0.07	$0.20	$(0.13)

SINA CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three months ended			Six months ended

	June 30,		March 31,	June 30,

	2003	2002	2003	2003	2002

Net revenues
Advertising	$9,495	$5,833	$7,298	$16,793	$10,834
Non-Advertising	16,492	2,730	10,816	27,308	4,844

	25,987	8,563	18,114	44,101	15,678

Cost of revenues
Advertising	3,239	2,690	2,826	6,065	5,443
Non-Advertising	4,855	830	3,267	8,122	1,464

	8,094	3,520	6,093	14,187	6,907

Gross profit	17,893	5,043	12,021	29,914	8,771

Operating expenses
Sales and marketing	5,086	2,890	4,454	9,540	5,962
Product development	1,407	1,587	1,421	2,828	3,161
General and administrative	2,516	2,233	2,116	4,632	4,416

	9,009	6,710	7,991	17,000	13,539

Income (loss) from operations	8,884	(1,667)	4,030	12,914	(4,768)
Other income, net	655	717	401	1,056	1,785
Loss on equity investment	(316)	(442)	(306)	(622)	(142)

Pro forma net income (loss)	$9,223	$(1,392)	$4,125	$13,348	$(3,125)

Shares used in computing pro forma basic net income (loss) per share	47,661	45,579	46,774	47,217	45,534
Pro forma basic net income (loss) per share	0.19	(0.03)	0.09	0.28	(0.07)
Shares used in computing pro forma diluted net income (loss) per share	51,971	45,579	50,844	51,529	45,534
Pro forma diluted net income (loss) per share	$0.18	$(0.03)	$0.08	$0.26	$(0.07)

Reconciliation from GAAP results to pro forma results:
GAAP net income (loss)	$7,121	$(1,894)	$3,376	$10,497	$(5,865)
Stock based compensation
Cost of revenues	12	29	14	26	60
Operating expenses	198	473	230	428	993
Amortization of intangibles	414	—	505	919	1,687
Write-off of intangibles	903	—	—	903	—
Severance pay	575			575

Pro forma net income (loss)	$9,223	$(1,392)	$4,125	$13,348	$(3,125)

SINA CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands U.S. dollar)

	June 30	December 31
	2003	2002

Assets
Cash, cash equivalents and investments in marketable securities	$96,931	$96,736
Accounts receivable, net	12,428	5,847
Property and equipment, net	8,386	7,599
Long-term investment	11,220	16,818
Goodwill/intangible assets, net	19,489	—
Other assets	4,524	3,479

Total assets	$152,978	$130,479

Liabilities and Shareholders’ Equity
Liabilities	$21,352	$13,092
Shareholders’ equity	131,626	117,387

Total liabilities and shareholders’ equity	$152,978	$130,479

SINA CORPORATION
UNAUDITED SEGMENT INFORMATION
(in thousands)

	Three months ended			Six months ended

	June 30,		March 31,	June 30,

	2003	2002	2003	2003	2002

Net revenues
Advertising	$9,495	$5,833	$7,298	$16,793	$10,834
Mobile related	14,177	1,526	9,197	23,374	3,032
Others	2,315	1,204	1,619	3,934	1,812

	$25,987	$8,563	$18,114	$44,101	$15,678

Cost of revenues
Advertising	$3,239	$2,690	$2,826	$6,065	$5,443
Mobile related	3,950	421	2,607	6,557	1,009
Others	905	409	660	1,565	455

	$8,094	$3,520	$6,093	$14,187	$6,907